FOR IMMEDIATE RELEASE                        PRESS RELEASE
November 6, 2014

Mueller Water Products, Inc. Announces Tender Offers and Consent Solicitations for
7.375% Senior Subordinated Notes due 2017 and 8.750% Senior Notes due 2020

ATLANTA, November 6, 2014 (GLOBE NEWSWIRE) -- Mueller Water Products, Inc. (NYSE:MWA) announced today that it has commenced cash tender offers for any and all of its 7.375% Senior Subordinated Notes due 2017 (the “Subordinated Notes”) and its 8.750% Senior Notes due 2020 (the “Senior Notes” and together with the Subordinated Notes, the “Notes”).
The Company also announced concurrent consent solicitations for proposed amendments to the indentures under which the related Notes were issued. The tender offers and the consent solicitations are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated November 6, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal”). Holders that tender their Notes in the applicable tender offer will be deemed to have consented to the proposed amendments to the applicable indenture governing such Notes.
Holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on Thursday, November 20, 2014 (such date and time, as they may be extended, the “Consent Deadline”) to be eligible to receive the “Total Consideration” (as set forth in the table below). Each tender offer will expire at 12:01 a.m., New York City time, on December 8, 2014, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”).

Title of Security	Outstanding Aggregate Principal Amount	CUSIP	Tender Offer Consideration(1)	Consent Payment(1)	Total Consideration(1)(2)(
7.375% Senior Subordinated Notes due 2017	$365,000,000	624758AB4	$986.04	$30.00	$1,016.04
8.750% Senior Notes due 2020	$180,000,000	624758AD0	$1,075.68	$30.00	$1,105.68
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(1) Per $1,000 principal amount of Notes validly tendered and accepted.
(2) Includes Tender Offer Consideration and Consent Payment.

The tender offers and consent solicitations are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the receipt of at least $500 million in gross proceeds from a new senior secured term loan or other new indebtedness, (2) the receipt by the Company of the consents of holders holding at least a majority of the aggregate principal amount outstanding of the applicable series of Notes, (3) the execution of the applicable supplemental indenture giving effect to the proposed amendments to the indentures, and (4) certain general conditions, in each case as described in more detail in the Offer to Purchase. The Company reserves the right to waive one or more of the conditions at any time.

The applicable Total Consideration set forth above includes a Consent Payment of $30.00 per $1,000 principal amount of Subordinated Notes and $30.00 per $1,000 principal amount of Senior Notes, in each case, payable only to holders that validly tender and do not validly withdraw their Notes and validly deliver and do not validly revoke their consents at or prior to the Consent Deadline. Holders of Notes validly tendered after the Consent Deadline will not receive a Consent Payment and will only be eligible to receive the “Tender Offer Consideration” set forth in the table above.

In addition to the applicable Tender Offer Consideration or the Total Consideration, as the case may be, all Notes accepted for purchase will also receive accrued and unpaid interest from the last interest payment date to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable, for each series of Notes. The Company currently expects the Early Settlement Date to be on or about November 25, 2014.

Notes validly tendered prior to the Consent Deadline may be validly withdrawn and the related consents may be validly revoked at any time at or prior to the Consent Deadline. Notes validly tendered prior to the Consent Deadline and the related consents may not be validly withdrawn or validly revoked after the Consent Deadline.

The proposed amendments would amend each applicable indenture in order to eliminate or modify substantially all restrictive covenants, certain events of default and other provisions contained in each such indenture. Holders may not deliver consents to the proposed amendments without validly tendering the related Notes in the applicable tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate. In order for the proposed amendments to be effective, holders of a majority in aggregate principal amount of each series of Notes must consent to the proposed amendments.

If any Notes remain outstanding following completion of the tender offers, the Company intends to redeem such Notes in accordance with the terms of the Notes and the indentures governing the Notes as promptly as practicable thereafter. The proposed amendments will be binding on all non-tendering holders of Notes governed by the applicable Indenture. Notes that are not tendered and accepted for payment pursuant to the tender offers will remain obligations of the Company, and non-tendering holders will no longer be entitled to the benefits of substantially all of the restrictive covenants, certain of the events of default provisions and certain other provisions contained in the applicable indenture unless and until the Notes are redeemed pursuant to the applicable indenture.

The complete terms and conditions of each tender offer are set forth in the Offer to Purchase and the Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read the Offer to Purchase and the Letter of Transmittal carefully when they become available.

The Company has engaged BofA Merrill Lynch to act as Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. Persons with questions regarding the tender offers or the consent solicitations should contact BofA Merrill Lynch toll-free at (888) 292-0070 or collect (980) 388-3646. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offers and consent solicitations, at (212) 269-5550 (for banks and brokers) or (877) 732-3613 (for holders of the Notes).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offers and consent solicitations are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager and Solicitation Agent, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offers or deliver their consent to the proposed amendments.

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